Exhibit 99.8

NEWS RELEASE

For Immediate Release

December 11, 2012

ACCESS MIDSTREAM PARTNERS TO ACQUIRE MIDSTREAM GATHERING AND

PROCESSING ASSETS FROM CHESAPEAKE ENERGY CORPORATION

FOR $2.16 BILLION AND ANNOUNCES PLANNED STRATEGIC INVESTMENT BY

GLOBAL INFRASTRUCTURE PARTNERS AND WILLIAMS

Acquisition adds natural gas gathering and processing assets in the Eagle Ford,

Utica and Niobrara shale plays and expands Access’ position

in the Haynesville and Marcellus shale plays

Williams to concurrently acquire 50% GP interest and 23% LP interest in Access Midstream Partners from Global Infrastructure Partners

Global Infrastructure Partners and Williams commit

to contribute $1.16 billion additional equity funding to Access

OKLAHOMA CITY, OKLAHOMA, December 11, 2012 – Access Midstream Partners, L.P. (NYSE:ACMP) today announced it has agreed to acquire Chesapeake Midstream Operating, L.L.C., a wholly owned subsidiary of Chesapeake Midstream Development, L.L.C., from Chesapeake Energy Corporation (NYSE:CHK) for $2.16 billion in cash. The acquisition adds natural gas gathering and processing assets in the Eagle Ford, Utica and Niobrara liquids-rich plays and expands Access’ existing position in both the Haynesville and Marcellus dry gas plays. Separately, Access and Chesapeake have agreed to extend Access’ exclusivity period with respect to Chesapeake’s remaining assets in the Mid-Continent region until March 1, 2013.

The acquisition of the midstream assets is a transformational opportunity for Access and will create the leading gathering and processing MLP in the country. Upon completion of this transaction, Access will have large scale, well established footprints in virtually all of the major unconventional basins in the United States. The acquisition provides immediate entry to gathering opportunities in key liquids-rich regions and to the processing and fractionation segments of the midstream value chain. Consistent with the Partnership’s current portfolio of assets, the acquired assets are anchored by long-term, market-based, cost of service agreements with Chesapeake and other producer customers. This long-term, cost of service contract structure provides protections for capital, inflation and re-contracting risks resulting in highly visible and predictable cash flows. The acquisition is expected to close by the end of 2012 and be immediately accretive to distributable cash flow.

Concurrent with the closing of the acquisition, Williams (NYSE:WMB) will acquire 50 percent of the general partner of Access and 34.5 million of Access’ subordinated limited partner units from Global Infrastructure Partners. Williams’ vast midstream experience will complement GIP’s strong strategic and financial sponsorship as Access continues to execute on its best in class business model.

INVESTOR CONTACT:	MEDIA CONTACTS:		ACCESS MIDSTREAM PARTNERS

Dave Shiels, CFO (405) 935-6224 dave.shiels@accessmidstream.com	Debbie Nauser (405) 935-1739 debbie.nauser@accessmidstream.com	Tom Johnson (212) 371-5999 tbj@abmac.com	900 N.W. 63rd P.O. Box 18355 Oklahoma City, OK 73154

GIP and Williams have entered into a subscription agreement to purchase an aggregate of up to $1.16 billion of additional limited partner interests, including $350 million of paid in kind equity, demonstrating their substantial commitment to Access’ long-term success. Access has concurrently obtained debt commitments to finance the balance of the purchase price. Citigroup, Barclays and UBS Investment Bank have provided commitments for a $1.0 billion acquisition bridge facility. Barclays and Citi acted as exclusive financial advisors to Access with respect to the acquisition and its related financings.

Terms of the CMO acquisition were unanimously approved by the Board of Directors of Access’ general partner and by the Board’s Conflicts Committee, which is comprised entirely of independent directors. The Conflicts Committee engaged Tudor, Pickering, Holt & Co. Securities, Inc. to act as its financial advisor and Richards, Layton & Finger, P.A. to act as its legal advisor and also received advice from Jones Day which acted as counsel to Access.

Management Comments

J. Mike Stice, Access Midstream Partners’ Chief Executive Officer, commented, “The acquisition of these midstream assets is a transformational opportunity for Access. Following this transaction, Access will become the largest gathering and processing MLP as measured by invested capital and throughput volume and will have a substantially diversified portfolio with a critical midstream position in the most prominent liquids-rich basins in the United States. The extension of our services into gas processing, fractionation and NGL pipelines will enhance our ability to grow and deliver additional value to our unitholders going forward.

“I know the Williams team well and am very excited to add their world-class sponsorship to Access. Our ability to leverage Williams’ deep midstream operational and development capabilities will significantly benefit our expanded operations and lead to new growth opportunities for years to come. With GIP’s continued position, we now have two great sponsors with a substantial commitment to Access and a strong belief in our assets and business model.”

Conference Call Information

A conference call to discuss the acquisition has been scheduled for Tuesday, December 11, 2012 at 5:45 p.m. EST. The telephone number to access the conference call is 785-424-1741 or toll-free 877-688-0767. The passcode for the call is 303421. We encourage those who would like to participate in the call to dial the access number between 5:35 and 5:45 p.m. EST. For those unable to participate in the conference call, a replay will be available for audio playback from 8:00 a.m. EST on December 12, 2012 through 8:00 a.m. EST on December 26, 2012. The number to access the conference call replay is 719-884-8882 or toll-free 888-348-4629. The passcode for the replay is 303421. The conference call will also be webcast live on the Internet and can be accessed by going to the Partnership’s website at www.accessmidstream.com in the “Events” subsection of the “Investors” section of the website. An archive of the conference call webcast will also be available on the website.

Access Midstream Partners, L.P. (NYSE:ACMP) is the industry’s largest gathering and processing master limited partnership as measured by throughput volume and owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets. Headquartered in Oklahoma City, the Partnership’s operations are focused on the Barnett Shale, Haynesville Shale, Marcellus Shale and Mid-Continent regions of the U.S. The Partnership’s common units are listed on the New York Stock Exchange under the symbol ACMP. Further information is available at www.accessmidstream.com where the Partnership routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. They include but are not limited to our business strategy and plans and objectives for future acquisitions, including the proposed acquisition of Chesapeake Midstream Operating, L.L.C and the proposed financing of that acquisition. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this release, and we undertake no obligations to update this information. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our 2011 Annual Report on Form 10-K and our other SEC filings.